1


REVOLVING CREDIT LOAN AGREEMENT



	THIS REVOLVING CREDIT LOAN AGREEMENT made and delivered this _1st__ day of December, 1993, by and between SYMMETRICOM, INC. and COMERICA BANK-CALIFORNIA.

WITNESSETH

	WHEREAS, the Borrower desires to borrow up to Seven Million Dollars ($7,000,000) from the Bank from time to time for the working capital needs of the Borrower; and

	WHEREAS, the Bank is willing to supply such financing subject to the terms and conditions set forth in this Agreement;

	NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the Borrower and the Bank agree as follows:


1.  Definitions.

	1.1	Defined Terms.  As used in this Agreement, the following
terms shall have the following respective meanings:

	"Accounts Receivable" shall mean and include all Accounts, Chattel Paper and General Intangibles (including, but not limited to Tax
Refunds, trade names, trade styles and goodwill, trade marks, copyrights and patents, and applications therefor, trade and proprietary secrets, formulae, designs, blueprints and plans, customer lists, literary rights, licenses and permits, receivables, insurance proceeds, beneficial interests in trusts and minute books and other books and records) now owned or hereafter acquired by Borrower.

	"Affiliate" shall mean, when used with respect to any person, any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

	"Agreement" shall mean this Revolving Credit Loan Agreement. "Bank" shall mean Comerica Bank- California, a California banking corporation.

	"Bankruptcy Code" shall mean Title 11 of the United States Code, as amended, or any successor act or code.

	"Borrower" shall mean SYMMETRICOM, INC., a California Corporation.

	"Business Day" shall mean a day on which the Bank is open to carry on its normal commercial lending business.

	"Commitment Amount" shall mean, as of any applicable date of determination, Seven Million Dollars ($7,000,000).

	"Consolidated" or "consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, references to "consolidated" financial statements or data of the Borrower includes consolidation with its Subsidiaries in accordance with GAAP.

	"Contract Rate" shall mean, as of any applicable date of determination, the interest rate determined in accordance with Sections
2.4 and 2.5 of this Agreement.

	"Current Assets" shall mean, as of any applicable date of determination, all cash, non-affiliated customer receivables, United States government securities, claims against the United States government, and inventories.

	"Current Liabilities" shall mean, as of any applicable date of deter-mination, (i) all liabilities of a person that should be classified as current in accordance with GAAP, including without limitation any portion of the principal of the Note classified as current, plus (ii) to the extent not otherwise included, all liabilities of the Borrower to any of its Affiliates whether or not classified as current in accordance with GAAP.

	"Debt" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a person, whether matured or unma-tured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

	"Default" shall mean a condition or event which, with the giving of notice or the passage of time, or both, would become an Event of Default.

	"Disbursement Date" shall mean each date upon which the Bank makes a loan to the Borrower under Section 2.1 of this Agreement.

	"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

	"Event of Default" shall mean any of those conditions or events listed in Section 8.1 of this Agreement.

	"Financial Statements" shall mean all those balance sheets, earnings sta-tements and other financial data (whether of the Borrower, any of its Subsidiaries, the Guarantor or otherwise) which have been furnished to the Bank for the purposes of, or in connection with, this Agreement and the transactions con-templated hereby.

	"GAAP" shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied.

	"Guarantor" shall mean (jointly and severally if more than one) TELECOM SOLUTIONS PUERTO RICO, INC. and LINFINITY MICROELECTRONICS INC.

	"Guaranty" shall mean a guaranty (or separate guaranties) in the form and content of Exhibit C to this Agreement pursuant to which the Guarantor (jointly and severally if more than one) unconditionally guarantees repayment to the Bank of all the Indebtedness.

	"Indebtedness" shall mean all loans, advances, indebtedness, obligations and liabilities of the Borrower to the Bank under this Agreement, together with all other indebted-ness, obligations and liabilities whatsoever of the Borrower to the Bank, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

	"Legal Rate" shall mean the maximum interest rate permitted to be paid by the Borrower or received by the Bank with respect to the Indebtedness represented by the Note under applicable law.

	"Loan" shall mean the Revolving Loans.

	"Net Income" shall mean the net income (or loss) of a person for any period determined in accordance with GAAP but excluding in any event:

		(i) any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses; and

		(ii) in the case of the Borrower, net earnings of any Person in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

	"Note" shall mean the Revolving Credit Note.

	"PBGC" shall mean the Pension Benefit Guaranty Corporation or any person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

	"Permitted Liens" shall mean:

		(a) Liens and encumbrances in favor of the Bank;

		(b) Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which is being contested in good faith by appropriate proceedings and, if requested by the Bank, bonded in an amount and manner satisfactory to the Bank;

		(c) Liens, not delinquent, created by statute in connection with worker's compensation, unemployment insurance, social security and similar statutory obligations;

		(d) Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

		(e) Encumbrances consisting of existing or future zoning restrictions, existing recorded rights-of-way, existing recorded easements, existing recorded private restrictions or existing or future public restrictions on the use of real property, none of which materially impairs the use of such property in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use; and

		(f)  Existing liens as reported in the Financial Statements provided to the
 Bank by Borrower; and

		(g)  Liens for the purchase or acquisition of fixed assets.

	"Person" or "person" shall mean any individual, corporation, partnership, joint ven-ture, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

	"Prime Rate" shall mean that annual rate of interest designated by the Bank as its prime rate, which rate may not be the lowest rate of interest charged by the Bank to any of its customers, and which rate is changed by the Bank from time to time.
	"Quarterly Operating Profits" shall mean operating profits (or
Loss) of a person for each quarter determined in accordance with GAAP.

	"Quick Assets" shall mean, as of any applicable date of determination, all cash, non-affiliated customer receivables, United States government securities and claims against the United States government.

	"Revolving Credit Note" shall mean a promissory note conforming to
Section 2.3 of this Agreement and in the form and content of Exhibit E to this Agreement.

	"Revolving Loan" shall mean an advance made by the Bank to the Borrower under Section 2.1 of this Agreement on a Disbursement Date.

	"Subsidiary" shall mean any corporation (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding securities having ordinary voting power for the election of directors, as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by the Borrower.

	"Tangible Net Worth" shall mean, as of any applicable date of deter-mination, the excess of (i) the net book value of all assets of a person (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and similar intangible assets) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), over (ii) all Debt of such person.

	"Tax Refunds" shall mean refunds or claims for refunds of any taxes at any time paid by Borrower to the United States of America or any state, city, county or other governmental entity.

	"Termination Date" shall mean December 1, 1995 (or such earlier date on which the Borrower shall permanently terminate the Bank's commitment under Section 2.8.1 of this Agreement).

	"UCC" shall mean Uniform Commercial Code of the State of California (approved June 8, 1968) as amended.

	"Working Capital" shall mean, as of any applicable date of determination, Current Assets less Current Liabilities.

	1.2	Accounting Terms.  All accounting terms not specifically
defined in this Agreement shall be construed in accordance with GAAP.

	1.3	Singular and Plural.  Where the context herein requires, the singular number shall be deemed to include the plural, the masculine gender shall include the feminine and neuter genders, and vice versa.


2.	Commitment, Interest and Fees.

	2.1	Revolving Credit Commitment.  Subject to the terms and
conditions of this Agreement, the Bank agrees to make loans to the Borrower on a revolving basis in such amount as the Borrower shall request pursuant to Section 2.2 of this Agreement at any time from the date of this Agreement until the Termination Date, up to an aggregate principal amount outstanding at any time not to exceed the lesser of the Commitment Amount, provided that each Disbursement Date under this Agreement must be a Business Day.

	2.2	Borrowing Procedures.

		2.2.1	Notice.  The Borrower shall by telephone give the Bank
notice of the Borrower's desire for a Revolving Loan no later than 1:00 p.m. San Jose, California time in order to have the date of notice be the Disbursement Date, otherwise the following Business Day shall be the Disbursement Date. Such notice shall specify the principal amount of the proposed advance for such Revolving Loan. Prior to such telephone notice, Borrower shall have executed and delivered to the Bank a Telephone Notice Authorization.

		2.2.2	Bank Obligations.  The Bank agrees to make the
Revolving Loan on the Disbursement Date established by notice to the Bank from the Borrower conforming to the requirements of Section 2.2.1 by crediting the deposit account of the Borrower with the Bank specified in the Advance & Payment Agreement in the amount of such Revolving Loan, provided, however, that the Bank shall not be obligated if:

			(a)  Any of the conditions precedent set forth in
Section 4 of this Agreement shall not have been satisfied or waived by the Bank in accordance with Section 9.3 of this Agreement, or

			(b) Such proposed Revolving Loan would cause the aggregate unpaid principal amount of the Revolving Loans outstanding under this Agreement to exceed the Commitment Amount on the Disbursement Date.

	2.3	Revolving Credit Note.  The Revolving Loans shall be
evidenced by the Revolving Credit Note, executed by the Borrower, dated the date of this Agreement, payable to the Bank on the Termination Date (unless sooner accelerated pursuant to the terms of this Agreement), and in the principal amount of the original Commitment Amount. The date and amount of each Revolving Loan made by the Bank and of each repayment of principal thereon received by the Bank shall be recorded by the Bank in its records. The aggregate unpaid principal amount so recorded by the Bank shall constitute the best evidence of the principal amount owing and unpaid on the Revolving Credit Note, provided, however, that the failure by the Bank so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note to repay the principal amount of all the Revolving Loans together with all interest accrued or accruing thereon.

	2.4	Interest.  The Revolving Credit Note shall bear interest on
the principal balance from time to time outstanding under the Revolving Credit Note at a rate equal to the Prime Rate of the Bank until maturity, whether by acceleration or otherwise, and thereafter at a rate equal to three percent (3%) per annum plus the rate otherwise prevailing hereunder, but in no event to exceed the Legal Rate. Interest shall be payable to the extent then accrued on the first day of each consecutive calendar month, beginning December 1, 1993, in the case of the Revolving Credit Note until maturity (whether by acceleration or otherwise) and from and after such maturity, on demand. The rate of interest applicable to the Note shall change as and when the Bank's Prime Rate changes.

	2.5	Maximum Rate.  At no time shall the Contract Rate payable on the Revolving Credit Note be deemed to exceed the Legal Rate. In the event any interest is charged or received by the Bank in excess of the Legal Rate, the Borrower acknowledges that any such excess interest shall be the result of an accidental and bona fide error, and such excess shall first be applied to reduce the principal then unpaid hereunder (in inverse order of their maturities if principal amounts are due in installments); second, applied to reduce any obligation for other indebtedness of the Borrower to the Bank; and third, any remaining excess returned to the Borrower.

	2.6	Fees.

		2.6.1	Commitment Fee.  The Borrower shall pay to the Bank a
commitment fee for the period from the date of this Agreement to and including the Termination Date equal to Twenty Five Thousand Dollars ($25,000) per annum. Such commitment fee shall be payable in quarterly installments on the first Business Day of each quarter, beginning
October 1, 1993, and on the Termination Date, for the periods ending on such date.

	2.7	Basis of Computation.  The amount of all interest and fees
hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days.

	2.8	Changes in Commitment and Prepayments.

		2.8.1	Termination or Reduction in Commitment.  The Borrower,
at any time and from time to time (except as may hereinafter be provided), upon at least five (5) Business Days' prior written notice received by the Bank, may permanently terminate the Bank's commitment to make Revolving Loans under this Agreement or permanently reduce the Commitment Amount by an integral multiple of One Hundred Thousand
Dollars ($100,000), provided, however, that the Borrower, on the effective date of such termination or reduction, shall pay to the Bank, in the case of a termination, the aggregate unpaid principal amount of all Revolving Loans, or, in the case of a reduction, the amount, if any, by which the aggregate unpaid principal amount of all Revolving Loans exceeds the then reduced Commitment Amount, together in either case with all interest accrued and unpaid on the principal amounts so prepaid, but without other premium. The notice shall specify the Termination Date or the reduced Commitment Amount and the effective date of the reduction, as the case may be. The Borrower may not revoke any such notice of termination or reduction without the prior written consent of the Bank.

	2.10	Basis of Payments.  All sums payable by the Borrower to the
Bank under this Agreement or the other documents contemplated hereby shall be paid directly to the Bank at its principal office set forth
Section 9.10 hereof in immediately available United States funds, without set off, deduction or coun-terclaim. In its sole discretion, the Bank may charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of the Borrower with the Bank for all or a part of any Indebtedness then due; provided, however, that this authorization shall not affect the Borrower's obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.

	2.11	Receipt of Payments.  Any payment of the Indebtedness made
by mail will be deemed tendered and received only upon actual receipt by the Bank at the address designated for such payment, whether or not the Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. The Borrower expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by the Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default, and at any time thereafter and until the entire amount then due has been paid, the Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of an Event of Default. The Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by the Bank from or on behalf of the Borrower. The Borrower agrees that the Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as the Bank may deem advisable, notwithstanding any entry by the Bank upon any of its books and records. The Borrower expressly agrees that to the extent that the Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by the Bank, to the extent that the Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by the Bank.


4.	Conditions Precedent to Obligations of Bank.

	4.1	Conditions to First Disbursement.  The obligations of the
Bank under this Agreement are subject to the occurrence, prior to or simultaneously with the Disbursement Date first occurring, of each of the following conditions:

		4.1.1	Documents Executed and Filed.  The Borrower shall have
exe-cuted (or caused to be executed) and delivered to the Bank and, as appropriate, there shall have been filed or recorded with such filing or recording offices as the Bank shall deem appropriate, the following:

			(a)	The Revolving Credit Note;

			(b)	The Guaranty:

					1. TELECOM SOLUTIONS PUERTO RICO, INC.;

					2. LINFINITY MICROELECTRONICS Inc.;

			(c)	The Corporate Resolution Authorizing Execution
Of Guaranty:
					1. TELECOM SOLUTIONS PUERTO RICO, INC.;

					2. LINFINITY MICROELECTRONICS Inc.;

			(d)	The Loan Disbursement Order;

			(e)	The Advance & Payment Agreement;

		4.1.2	Certified Resolutions.  If the Borrower is a
corporation, the Borrower shall have furnished to the Bank a copy of resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the borrowing hereunder, the Revolving Credit Note and any other documents contemplated by this Agreement, which shall have been certified by the Secretary or Assistant Secretary of the Borrower as of the Disbursement Date first occurring as being complete, accurate and in effect. If the Borrower is a partnership, the Borrower shall have furnished to the Bank a copy of resolutions of the partners of the Borrower authorizing the execution, delivery and performance of this Agreement, the borrowing hereunder, the Revolving Credit Note and any other documents contemplated by this Agreement, which shall have been certified by the general partners of the Borrower as of the Disbursement Date first occurring as being complete, accurate and in effect.

		4.1.3	Certified Articles/Partnership Certificate.  If the
Borrower is a corporation, the Borrower shall have furnished to the Bank a copy of the Articles of Incorporation including all amendments thereto and restatements thereof, and all other charter documents of the Borrower, all of which shall have been certified by the California Secretary of State as of a date within thirty days of the Disbursement
Date first occurring. If the Borrower is a general partnership, the Borrower shall have furnished to the Bank a copy of the Certificate of Co-Partnership and all other documents required to be filed by the Borrower to create a general partnership, including all amendments thereto and restatements thereof, all of which shall have been certified by the office of the county clerk or other appropriate filing office as of a date within thirty days of the Disbursement Date first occurring.
If the Borrower is a limited partnership, the Borrower shall have furnished to the Bank a copy of the Certificate of Limited Partnership and all other documents required to be filed by the Borrower to create a limited partnership, including all amendments thereto and restatements thereof, all of which shall have been certified by the California
Secretary of State or other appropriate filing office as of a date within thirty days of the Disbursement Date first occurring.

		4.1.4	Certified Bylaws/Partnership Agreement.  If the
Borrower is a corporation, the Borrower shall have furnished to the Bank a copy of the Bylaws of the Borrower, including all amendments thereto and restatements thereof, which shall have been certified by the Secretary or Assistant Secretary of the Borrower as of the Disbursement Date first occurring as being complete, accurate and in effect. If the Borrower is a partnership, the Borrower shall have furnished to the Bank a copy of the partnership agreement of the Borrower, including all amendments thereto and restatements thereof, which shall have been certified to by the general partners of the Borrower as of the Disbursement Date first occurring as being complete, accurate and in effect.

	4.2	Conditions to All Disbursements.  The obligations of the
Bank to make any Revolving Loan on any Disbursement Date, including, but not limited to, the Disbursement Date first occurring, are subject to the occurrence, prior to or on the Disbursement Date related to such Revolving Loan, of each of the following conditions:

		4.2.3	Bank Satisfaction.  The Bank shall not know or have
any reason to believe that, as of such Disbursement Date:

			(a)	Any Default or Event of Default has occurred and
is continuing;

			(b)	Any warranty or representation set forth in
Section 5 of this Agreement shall not be true and correct; or

			(c)	Any provision of law, any order of any court or
other agency of government on any regulation, rule or interpretation thereof shall have had any material adverse effect on the validity or enforceability of this Agreement, the Revolving Credit Note, the Guaranty, the Corporate Resolution To Borrow, the Corporate Resolution Authorizing Execution Of Guaranty by (i) TELECOM SOLUTIONS PUERTO RICO, INC.
 and
(ii) LINFINITY MICROELECTRONICS Inc. or the other documents contemplated hereby.

5.	Warranties and Representations.
	On a continuing basis from the date of this Agreement until the later of the Termination Date or when the Indebtedness is paid in full and the Borrower has performed all of its other obligations hereunder, the Borrower represents and warrants to the Bank that:

	5.1	Corporate Existence and Power.	(a)  The Borrower and
the Guarantor are a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and California,
(b) the Borrower, its Subsidiaries and the Guarantor each has the power and authority to own its properties and assets and to carry out its business as now being conducted and is qualified to do business and in good standing in every jurisdiction wherein such qualification is necessary and (c) the Borrower has the power and authority to execute, deliver and perform this Agreement, to borrow money in accordance with its terms, to execute, deliver and perform the Revolving Credit Note and other documents contemplated hereby, to grant to the Bank liens and security interests in the Collateral as hereby contemplated and to do any and all other things required of it hereunder.

	5.2	Authorization and Approvals.  The execution, delivery and
performance of this Agreement, the borrowings hereunder and the execution, delivery and performance of the Revolving Credit Note, the Guaranty, and other documents contemplated hereby (a) have been duly authorized by all requisite corporate action of the Borrower, (b) will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of the Borrower, any provision of any indenture, note, agreement or other instrument to which the Borrower is a party, or by which it or any of its properties or assets are bound, (c) will not be in conflict with, result in a breach of or constitute (with or without notice or passage of time) a default under any such inden-ture, note, agreement or other instrument, and (d) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower other than in favor of the Bank and as contemplated hereby. References to the "Borrower" in this Section
5.2 shall instead be deemed to be references to the Guarantor as the case may be, with respect to the Guaranty.

	5.3	Valid and Binding Agreement.  This Agreement is, and the
Revolving Credit Note, the Corporate Resolution To Borrow, the Corporate Resolution Authorizing Execution Of Guaranty by (i) Telecom Solutions Puerto
 Rico,
Inc. and (ii) Linfinity Microelectronics Inc. or the other documents contemplated hereby will be, when delivered, valid and binding obli-gations of the Borrower, and the Guaranty will be valid and binding obligations of the Guarantor in accordance with their terms.

	5.4	Actions, Suits or Proceedings.  There are no actions, suits
or proceedings, at law or in equity, and no pro-ceedings before any arbitrator or by or before any governmental commission, board, bureau, or other administrative agency, pending, or, to the best knowledge of the Borrower, threatened against or affecting the Borrower, any of its Subsidiaries or the Guarantor or any properties or rights of the Borrower, any of its Subsidiaries or the Guarantor, which, if adversely determined, could materially impair the right of the Borrower, any of its Subsidiaries or the Guarantor to carry on business substantially as now conducted or could have a material adverse effect upon the financial condition of the Borrower, any of its Subsidiaries or the Guarantor.

	5.6	Accounting Principles.  All consolidated and consolidating
balance sheets, earnings statements and other financial data furnished to the Bank for the purposes of, or in connection with, this Agreement and the transactions contemplated by this Agreement, have been prepared in accordance with GAAP, and do or will fairly present the financial condition of the Borrower, its Subsidiaries and the Guarantor, as of the dates, and the results of their operations for the periods, for which the same are furnished to the Bank. Without limiting the generality of the foregoing, the Financial Statements have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the financial condition of the Borrower, its Subsidiaries and, if relevant, the Guarantor as of the dates, and the results of its operations for the fiscal periods, for which the same are furnished to the Bank. The Borrower has no material con-tingent obligations, liabilities for taxes, long-term leases or unusual for-ward or long-term commitments not disclosed by, or reserved against in, the Financial Statements.

	5.7	Financial Condition.  The Borrower and the Guarantor is each solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and has assets the fair market value of which exceed its liabilities, and neither the Borrower nor the Guarantor will be rendered insolvent, under-capitalized or unable to pay maturing debts by the execution or performance of this Agreement, the Guaranty or the other documents contemplated hereby. There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower, any of its Subsidiaries or the Guarantor since the date of the latest of the Financial Statements.

	5.8	Conditions Precedent.  As of each Disbursement Date, all
appropriate conditions precedent referred to in Section 4 hereof shall have been satisfied or waived in writing by the Bank.

	5.9	Taxes.  The Borrower, its Subsidiaries and the Guarantor has
each filed by the due date therefor all federal, state and local tax returns and other reports it is required by law to file, has paid or caused to be paid all taxes, assessments and other governmental charges that are shown to be due and payable under such returns, and has made adequate provision for the payment of such taxes, assessments or other governmental charges which have accrued but are not yet payable. The Borrower has no knowledge of any deficiency or assessment in connection with any taxes, assessments or other governmen-tal charges not adequately disclosed in the Financial Statements.

	5.10	Compliance with Laws.  The Borrower, its Subsidiaries and
the Guarantor has each complied with all applicable laws, to the extent that failure to comply would materially interfere with the conduct of the business of the Borrower, any of its Subsidiaries or the Guarantor.

	5.11	Indebtedness.  Except as disclosed in the Financial Statements, neither the Borrower, any of its Subsidiaries nor the Guaranto
has any indebtedness for money borrowed or any direct or indirect obligations under any leases (whether or not required to be capita-lized under GAAP) or any agreements of guarantee or surety except for the endorsement of negotiable instruments by the Borrower, its Subsidiaries or the Guarantor in the ordinary course of business for deposit or collection.

	5.12	Material Agreements.  Except as disclosed in the Financial Statements, neither the Borrower, any of its Subsidiaries nor the
Guarantor has any material leases, contracts or commit-ments of any kind
(including, without limitation, employment agreements, collective bargaining agreements, powers of attorney, distribution contracts, patent or trademark licenses, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans, or accrued vacation pay, insurance and welfare agreements); to the best knowledge of Borrower, all parties to such agreements have complied with the provisions of such leases, contracts or commitments; and to the best knowledge of the Borrower, no party to such agreements is in default thereunder, nor has there occurred any event which with notice or the passage of time, or both, would constitute such a default.

	5.13	Margin Stock.  Neither the Borrower nor any of its
Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any loan hereunder will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any other purpose which might violate the provisions of Regulation G, T, U or X of the said Board of Governors. The Borrower does not own any margin stock.

	5.14	Pension Funding.  Neither the Borrower, any of its
Subsidiaries nor the Guarantor has incurred any accumu-lated funding deficiency within the meaning of ERISA or incurred any liability to the PBGC in connection with any employee benefit plan established or maintained by the Borrower, any of its Subsidiaries or the Guarantor and no reportable event or prohibited transaction, as defined in ERISA, has occurred with respect to such plans.

	5.15	Misrepresentation.  No warranty or representation by the
Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such warranty or represen-tation not misleading in light of the circumstances under which it was made. There is no fact which the Borrower has not disclosed to the Bank in writing which materially and adversely affects nor, so far as the Borrower can now foresee, is likely to prove to affect materially and adversely the business, operations, properties, prospects, profits or condition (financial or otherwise) of the Borrower, any of its Subsidiaries or the Guarantor or ability of the Borrower to perform this Agreement or the ability of the Guarantor to perform the Guaranty.

	5.19	No Conflicting Agreements.  Neither the Borrower, any of its
Subsidiaries nor the Guarantor is in default under any shareholder agreement, preferred stock agreement or any other agreement to which it is a party or by which it or any of its property is bound, the effect of which might have a material adverse effect on the business or operations of the Borrower, any of its Subsidiaries or the Guarantor. No provision of the Certificate of Incorporation, By-Laws or preferred stock, if any, of the Borrower, and no provision of any existing mortgage, indenture, note, contract, agreement, statute (including, without limitation, any applicable usury or similar law), rule, regulation, judgment, decree or order binding on the Borrower or affecting the property of the Borrower conflicts with, or requires any consent under, or would in any way prevent the execution, delivery or carrying out of the terms of, this Agreement and the documents contemplated hereby, and the taking of any such action will not constitute a default under, or result in the creation or imposition of, or obligation to create any lien upon the property of the Borrower pursuant to the terms of any such mortgage, indenture, note, contract or agreement.

6.  Affirmative Covenants.

	On a continuing basis from the date of this Agreement until the later of the Termination Date or when the Indebtedness is paid in full and the Borrower has performed all of its other obligations hereunder, the Borrower covenants and agrees that it will:

	6.1	Financial and Other Information.

		6.1.1	Annual Financial Reports.  Furnish to the Bank, in
form and reporting basis satisfactory to the Bank, not later than ninety
(90) days after the close of each fiscal year of the Borrower, beginning with the fiscal year ending June 30, 1994, financial statements of the Borrower on a consolidated basis containing the balance sheet of the Borrower as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows for each such fiscal year, and such other comments and financial details as are usually included in similar reports. Such reports shall be prepared in accordance with GAAP by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank and shall contain unqualified opinions as to the fairness of the statements therein contained.

		6.1.2	Quarterly Financial Statements.  Furnish to the Bank
not later than forty-five (45) days after the close of each quarter of each fiscal year of the Borrower, beginning with the fiscal quarter ending December 31, 1993, financial statements on a consolidated basis containing the balance sheet of the Borrower as of the end of each such period, statements of income and retained earnings of the Borrower and a statement of cash flows of the Borrower for the portion of the fiscal year up to the end of such period, and such other comments and financial details as are usually included in similar reports. These statements shall be prepared on the same accounting basis as the statements required in Section 6.1.1 of this Agreement and shall be in such detail as the Bank may reasonably require, and the accuracy of the statements shall be certified by the chief executive or financial officer of the Borrower.

		6.1.4	Aging of Accounts Certificate.  In the event that
Indebtedness exceeds $3,500,000.00 Borrower shall furnish to the Bank by the 15th of each month an aging of Borrower's Accounts Receivable as of the end of the preceding month in a form satisfactory to the Bank.

		6.1.8	Adverse Events.  Promptly inform the Bank of the
occurrence of any Default or Event of Default, or of any other occurrence which has or could reasonably be expected to have a materially adverse effect upon the Borrower's or any of its Subsidiaries' business, properties, or financial condition or upon the Borrower's ability to comply with its obligations hereunder.

		6.1.9	Shareholder Reports.  Promptly furnish to the Bank
upon becoming available a copy of all financial statements, reports, notices, proxy statements and other communications sent by the Borrower or any of its Subsidiaries to their stockholders, and all regular and periodic reports filed by the Borrower or any of its Subsidiaries with any securities exchange, the Securities and Exchange Commission or any governmental authorities succeeding to any or all of the functions of said Commission or Bureau.

		6.1.10	Management Letters.  Furnish to the Bank,
promptly upon receipt thereof, copies of all management letters and other reports of substance submitted to the Borrower or any of its Subsidiaries by independent certified public accountants in connection with any annual or interim audit of the books of the Borrower or any of its Subsidiaries.

		6.1.11	Other Information As Requested.  Promptly
furnish to the Bank such other information regarding the operations, business affairs and financial condition of the Borrower and its Subsidiaries as the Bank may reasonably request from time to time and permit the Bank, its employees, attorneys and agents, to inspect all of the books, records and properties of the Borrower and its Subsidiaries at any reasonable time. References in Section 6 to "the chief executive or financial officer" shall mean "the general partners" where the Borrower is a partnership.


	6.3	Taxes.  Pay promptly and within the time that they can be
paid without late charge, penalty or interest all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon the Borrower or its Subsidiaries, and their property, except to the extent being contested in good faith and, if requested by the Bank, bonded in an amount and manner satisfactory to the Bank. If the Borrower shall fail to pay such taxes and assessments within the time they can be paid without penalty, late charge or interest the Bank shall have the option to do so, and the Borrower agrees to repay the Bank upon demand, with interest at the Contract
Rate, all amounts so expended by the Bank.

	6.4	Maintain Corporation and Business.  Do or cause to be done
all things necessary to preserve and keep in full force and effect the Borrower's and each of its Subsidiaries' corporate existence, rights and franchises and comply with all applicable laws; continue to conduct and operate its and each of its Subsidiaries' business substantially as conducted and operated during the present and preceding calendar year;
at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its and its Subsidiaries' property and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously con-ducted at all times.

	6.5	Maintain Tangible  Net Worth.  On a consolidated and non-
consolidated basis, maintain a Tangible Net Worth for it of not less than the amounts specified during the periods specified below:

		(a)	$35,000,000.00 from the date of this Agreement until
December 1, 1995.

	6.6	Maintain Debt Ratio.  On a consolidated
basis, maintain the ratio of its Debt to Tangible Net Worth at not more than 1.00 to 1.00.

	6.7	Maintain Quick Ratio.  On a consolidated basis, maintain the ratio of its
 Quick Assets to Current
Liabilities at not less than 1.25 to 1.00.

	6.8	Maintain Profitability.  On a consolidated basis, Quarterly Operating
 Profits shall be greater than
zero if the prior quarter's Quarterly Operating Profits were less than zero.

	6.10	ERISA.  (a) At all times meet and cause each of the
Subsidiaries to meet the minimum funding requirements of ERISA with respect to the Borrower's and Subsidiaries' employee benefit plans subject to ERISA; (b) promptly after the Borrower knows or has reason to know (i) of the occurrence of any event, which would constitute a reportable event or prohibited transaction under ERISA, or (ii) that the PBGC or the Borrower has instituted or will institute proceedings to terminate an employee pension plan, deliver to the Bank a certificate of the chief financial officer of the Borrower setting forth details as to such event or proceedings and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and (c) furnish to the Bank (or cause the plan administrator to furnish the Bank) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by the Borrower not later than ten (10) days after such report has been so filed.

	6.11	Use of Loan Proceeds.  Use the proceeds of the loan
hereunder only for the purposes set forth in the recitals to this Agreement.

7.	Negative Covenants.

	On a continuing basis from the date of this Agreement until the later of the Termination Date or when the Indebtedness is paid in full and the Borrower has performed all of its other obligations hereunder, the Borrower covenants and agrees that it will not, and will not permit any Subsidiary to:

	7.3	Stock Acquisition.  Purchase, redeem, retire or otherwise
acquire any of the shares of its capital stock, or make any commitment to do so in excess of $1,000,000 in any given fiscal year.

	7.4	Liens and Encumbrances.  Create, incur, assume or suffer to
exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property or assets (including without limit any charge upon property purchased or acquired under a conditional sales or other title retaining agreement or lease required to be capitalized under GAAP) whether now owned or hereafter acquired other than Permitted Liens.

	7.5	Indebtedness.  Incur, create, assume or permit to exist any
indebtedness or liability on account of deposits or advances or any indebtedness or liability for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, or any other indebtedness whatsoever, except for (a) the Indebtedness, (b) indebtedness subordinated to the prior payment in full of the Indebtedness upon terms and conditions approved in writing by the Bank, (c) existing indebtedness to the extent set forth on attached
Schedule 5.11, (d) trade indebtedness incurred and paid in the ordinary course of business, (e) contingent indebtedness to the extent permitted by Section 7.7 of this Agreement, and (f) indebtedness secured by Permitted Liens.

	7.6	Extension of Credit.  Make loans, advances or extensions of
credit to any Person, except for sales on open account and otherwise in the ordinary course of business.

	7.7	Guarantee Obligations.  Guarantee or otherwise, directly or
indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the fur-nishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by the Borrower in the ordinary course of business for deposit or collection; and except for aggregate guarantees not to exceed $500,000 at any one point in time.

	7.8	Subordinate Indebtedness.  Subordinate any indebtedness due
to it from a Person to indebtedness of other creditors of such Person.

	7.9	Acquire Securities.  Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person, except for the common stock of the Subsidiaries owned by the Borrower on the date of this Agreement and except for certificates of deposit with maturities of one year or less of United States commercial banks with capital, surplus and undivided profits in excess of $100,000,000 and except for money market funds mutually agreed to by Bank and Borrower, and direct obligations
States Government maturing within one year from the date of acquisition thereof.

	7.12	Pension Plan.  (a) Allow any fact, condition or event to
occur or exist with respect to any employee pension or profit sharing plans established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan, or (b) permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there may result a liability of the Borrower or any of its Subsidiaries to the PBGC which, in the opinion of the Bank, will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower or any of its Subsidiaries.

	7.13	Misrepresentation.  Furnish the Bank with any certificate or other document that contains any untrue statement of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.

	7.14	Margin Stock.  Apply any of the proceeds of the Note to the
purchase or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.


8.	Events of Default, Enforcement, Application of Proceeds.

	8.1	Events of Default.  The occurrence of any of the following
events shall constitute an Event of Default hereunder:

		8.1.1	Failure to Pay Monies Due.  If the Borrower shall fail
to pay, when due, any principal or interest under  the Revolving Credit
Note or any taxes, insurance or other amount payable by the Borrower under this Agreement or if the Borrower, any of its Subsidiaries or the Guarantor shall fail to pay, when due, any indebtedness, obligation or liability whatsoever of the Borrower, any of its Subsidiaries or the Guarantor to the Bank.

		8.1.2	Misrepresentation.  If any warranty or representation
of the Borrower in connection with or contained in this Agreement, or if any financial data or other information now or hereafter furnished to the Bank by or on behalf of the Borrower, shall prove to be false or misleading in any material respect.
		8.1.3	Noncompliance with Bank Agreement.  If the Borrower,
any of its Subsidiaries or the Guarantor shall fail to perform in the time and manner required any of its obligations or cove-nants under, or shall fail to comply with any of the provisions of, this Agreement or any other agreement with the Bank to which it may be a party, which does not involve the failure to make a payment when due (be it principal, interest, taxes, insurance or otherwise) and which is not cured by the Borrower within thirty (30) days after the earlier of the date of notice to the Borrower by the Bank of such Default or the date the Bank is notified, or should have been notified pursuant to the Borrower's obligation under Section 6.1.8 hereof, of such Default.

		8.1.4	Other Defaults.  If the Borrower, any of its
Subsidiaries or the Guarantor shall default in the payment when due of any of its indebted-ness (other than to the Bank) or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such indebtedness, and such default be continued for a period sufficient to permit acceleration of the indebtedness, irrespective of whether any such default shall be forgiven or waived or there has been acceleration by the holder thereof.

		8.1.5	Judgments.  If there shall be rendered against the
Borrower, any of its Subsidiaries or the Guarantor one or more judgments or decrees involving an aggregate liability of One Million Dollars ($1,000,000.00) or more, which has or have become non-appealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than thirty (30) days, whether or not consecutive; or if a writ of attachment or garnishment against the pro-perty of the Borrower, any of its Subsidiaries or the Guarantor shall be issued and levied in an action claiming One Million Dollars ($1,000,000.00) or more and not released or appealed and bonded in an amount and manner satisfactory to the Bank within thirty (30) days after such issuance and levy.

		8.1.6	Business Suspension, Bankruptcy, Etc.  If the
Borrower, any of its Subsidiaries or the Guarantor shall voluntarily suspend transaction of its business; or if the Borrower, any of its Subsidiaries or the Guarantor shall not pay its debts as they mature or shall make a general assignment for the benefit of creditors; or proceedings in bankruptcy, or for reorganization or liquidation of the Borrower, any of its Subsidiaries or the Guarantor under the Bankruptcy Code or under any other state or federal law for the relief of debtors shall be commenced or shall be commenced against the Borrower, any of its Subsidiaries or the Guarantor and shall not be discharged within thirty (30) days of commencement; or a receiver, trustee or custodian shall be appointed for the Borrower, any of its Subsidiaries or the Guarantor or for any substantial portion of their respective properties or assets.

		8.1.8	Inadequate Funding or Termination of Employee Benefit
Plan(s). If the Borrower, any of its Subsidiaries or the Guarantor shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan established or maintained by it, or if any such plan shall be subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of Borrower, any of its Subsidiaries or the Guarantor to the PBGC which in the opinion of the Bank will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower, any of its Subsidiaries or the Guarantor, as the case may be.

		8.1.9	Occurrence of Certain Reportable Events.  If there
shall occur, with respect to any pension plan maintained by the Borrower, any of its Subsidiaries or the Guarantor any reportable event (within the meaning of Section 4043(b) of ERISA) which the Bank shall determine constitutes a ground for the termination of any such plan, and if such event continues for thirty (30) days after the Bank gives written notice to the Borrower, provided that termination of such plan or appointment of such trustee would, in the opi-nion of the Bank, have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower, any of its Subsidiaries or the Guarantor, as the case may be.

	8.2	 Acceleration of Indebtedness; Remedies.  Upon the
occurrence of an Event of Default, all Indebtedness shall be due and payable in full immediately at the option of the Bank without presentation, demand, pro-test, notice of dishonor or other notice of any kind, all of which are hereby expressly waived. Unless all of the Indebtedness is then immediately fully paid, the Bank shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the UCC, under the Security
Agreements, the Continuing Collateral Mortgage or under any other document contemplated hereby or for which provision is provided by law or in equity, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the Collateral and to set off against the Indebtedness any amount owing by the Bank to the Borrower and/or any property of the Borrower in possession of the Bank. The Borrower agrees, upon request of the Bank, to assemble the Collateral and make it available to the Bank at any place designated by the Bank which is reasonably convenient to the Bank and the Borrower.

	8.3	Application of Proceeds.  All of the Indebtedness shall
constitute one loan secured by the Bank's security interest in the Collateral and by all other security interests, mortgages, liens, claims, and encumbrances now and from time to time hereafter granted from the Borrower to the Bank. Upon the occurrence of an Event of Default which is not cured within the cure period, if any, provided under Section 8.2, the Bank may in its sole discretion apply the Collateral to any portion of the Indebtedness. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by the Bank, first upon all expenses authorized by the UCC or otherwise in connection with the sale and all reasonable attorneys' fees and legal expenses incurred by the Bank; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to other Indebtedness and the surplus, if any, shall be paid over to the Borrower or to such other Person or Persons as may be entitled thereto under applicable law. The Borrower shall remain liable for any deficiency, which the Borrower shall pay to the Bank immediately upon demand.

	8.4	Cumulative Remedies.  The remedies provided for herein are
cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor shall it be construed, to preclude the Bank from pursuing any other remedy for the recovery of any other sum to which the Bank may be or become entitled for the breach of this Agreement by the Borrower.


9.  Miscellaneous.

	9.1	Independent Rights.  No single or partial exercise of any
right, power or privilege hereunder, or any delay in the exercise thereof, shall preclude other or further exercise of the rights of the parties to this Agreement.

	9.2	Covenant Independence.  Each covenant in this Agreement
shall be deemed to be independent of any other covenant, and an exception or illegality in one cove-nant shall not create an exception or illegality in another covenant.

	9.3	Waivers and Amendments.  No forbearance on the part of the
Bank in enforcing any of its rights under this Agreement, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by the Borrower hereunder, shall constitute a waiver of any of the terms of this Agreement or of any such right. No Default or Event of Default shall be waived by the Bank except in a writing signed and delivered by an officer of the Bank, and no waiver of any other Default or Event of Default shall operate as a waiver of any Default or Event of Default or of the same Default or Event of Default on a future occasion. No other amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Note or other documents contemplated hereby shall be effective unless the same shall be in writing and signed and delivered by an officer of the Bank.

	9.4	Governing Law.  This Agreement, and each and every term and
provi-sion hereof, shall be governed by and construed in accordance with the internal law of the State of California. If any provisions of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provisions had never been contained herein.

	9.5	Survival of Warranties, Etc.  All of the Borrower's
covenants, agreements, representations and warranties made in connection with this Agreement and any document contemplated hereby shall survive the borrowing and the delivery of the Note hereunder and shall be deemed to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by the Bank. All statements contained in any certificate or other docu-ment delivered to the Bank at any time by or on behalf of the Borrower pur-suant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower in connection with this Agreement.

	9.6	Costs and Expenses.  The Borrower agrees that it will
reimburse the Bank, upon demand, for all costs and expenses incurred by the Bank in connection with (i) collecting or attempting to collect the Indebtedness or any part thereof, (ii) maintaining or defending the Bank's security interests or liens (or the priority thereof), (iii) the enforcement of the Bank's rights or remedies under this Agreement or the other documents contemplated hereby, (iv) the preparation or making of any amendments, modifications, waivers or consents with respect to this Agreement or the other documents contemplated hereby, and/or (v) any other matters or proceedings arising out of or in connection with any lending arrangement between the Bank and the Borrower, which costs and expenses include without limit payments made by the Bank for taxes, insurance, assessments, or other costs or expenses which the Borrower is required to pay under this Agreement or the other documents contemplated hereby; expenses related to the examination of the Collateral; audit expenses; court costs and reasonable attorneys' fees (whether in-house or outside counsel is used, whether legal assistants are used, and whether such costs are incurred in formal or informal collection actions, federal bankruptcy proceedings, probate proceedings, on appeal or otherwise); and all other costs and expenses of the Bank incurred in connection with any of the foregoing.

	9.7	Payments on Saturdays, Etc.  Whenever any payment to be made hereunder shall be stated to be due on a Saturday, Sunday or any other day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension, if any, shall be included in computing interest in connection with such payment.

	9.8	Binding Effect.  This Agreement shall inure to the benefit
of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Bank.

	9.9	Maintenance of Records.  The Borrower will keep all of its
records concerning its business operations and accounting at its principal place of business. The Borrower will give the Bank prompt written notice of any change in its principal place of business, or in the location of its records.

	9.10	Notices.  All notices and communications provided for herein or in any document contemplated hereby or required by law to be given shall be in writing (unless expressly provided to the contrary) and, if personally delivered, effective when delivered at the address below or, in the case of mailing, effective two (2) days after sending by first class mail, postage prepaid, addressed as follows: (a) If to the Borrower, to: 85 West Tasman Drive, San Jose, CA 95134; and (b) if to the Bank, to: Pier 33 South Bulkhead, San Francisco, CA 94111; or to such other address as a party shall have designated to the other in writing in accordance with this section. The giving of at least five
(5) days notice before the Bank shall take any action described in any notice shall conclusively be deemed reasonable for all purposes;
provided, that this shall not be deemed to require the Bank to give five day notice or any notice if not specifically required in this Agreement.

	9.11	Counterparts.  This Agreement may be signed in any number of coun-terparts with the same effect as if the signatures were upon the same instrument.

	9.12	Headings.  Article and section headings in this Agreement
are included for the convenience of reference only and shall not constitute a part of this Agreement for any purpose.

	9.13	Release and Discharge.  Upon full payment of the
Indebtedness and performance by the Borrower of all its other obligations hereunder, the parties shall thereupon automatically each be fully, finally and forever released and discharged from any claim, liability or obligation in connection with this Agreement and the other documents contemplated hereby.

	9.14	Waiver of Jury Trial.  The Borrower and the Bank hereby
irrevocably waive the right to trial by jury with respect to any and all actions or proceedings at any time in which the Borrower and the Bank are parties arising out of this Agreement or the other documents contemplated hereby.

	9.15 Integration. This Agreement, Master Revolving Note, Security Agreements, Financing Statements, and such other agreements, documents and instruments as may be executed in connection herewith shall supersede all prior negotiations, agreements and commitments with respect to the subject matter hereof. In the event of a conflict between this Agreement and any other agreement between the parties, this Agreement shall govern.

	9.16 Further Assurances. Borrower shall execute such instruments and documents as Bank may request from time to time, and take such other actions to perfect and continue the security interest granted hereunder and otherwise to effect the purposes of this Agreement.

	IN WITNESS WHEREOF, the Borrower and the Bank have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.


By:  /s/ William D. Rasdal               By:  /s/ J. Scott Kamsler
     _____________________                    ____________________
       William D. Rasdal                        J. Scott Kamsler

Its:  Chief Executive Officer            Its:  Chief Financial Officer


                                         COMERICA BANK-California

                                         By:  /s/ Greg Atkinson
                                              _________________
                                                Greg Atkinson

                                         Its:  Corporate Banking Officer






LIST OF EXHIBITS







		EXHIBIT E		-	Revolving Credit Note



EXHIBIT E

REVOLVING CREDIT MASTER NOTE


$7,000,000.00San Francisco, California

December __1__, 1993

	FOR VALUE RECEIVED, the undersigned promises to pay to the order of COMERICA BANK-CALIFORNIA (the "Bank") at Pier 33 South Bulkhead, San Francisco, California, on December __1_, 1993, the principal sum or so much of the principal sum of Seven Million Dollars ($7,000,000.00) as may from time to time have been advanced and be outstanding under that certain Revolving Credit Loan Agreement dated December _1__, 1993, between the undersigned and the Bank (the "Agreement") plus all accrued but unpaid interest thereon.

	The unpaid principal amount of this Note shall bear interest at the rate provided in Section 2.4 of the Agreement, which Agreement, as it may be amended from time to time, is by this reference incorporated herein and made a part hereof. Interest shall be payable to the extent accrued on the first day of each consecutive calendar month, beginning December 1, 1993, until maturity (whether by acceleration or otherwise) and, thereafter, on demand at a rate equal to three percent (3%) per annum plus the rate otherwise prevailing hereunder, but in no event to exceed the Legal Rate (as defined in the Agreement).

	This Note is a Master Note under which sums may or must be repaid from time to time and under which new advances are to be made by the Bank pursuant to the terms and conditions of the Agreement, and the books and records of the Bank shall constitute the best evidence of the amount of the indebtedness at any time owing hereunder.

 	The Bank is hereby granted a security interest in all property of the undersigned at any time in the possession of the Bank or any Affiliate (as defined in the Agreement) of the Bank (or as to which the Bank or any Affiliate of the Bank at any time controls possession by documents or otherwise) and in all balances of deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of the undersigned from time to time with the Bank or any Affiliate of the Bank.

	If an Event of Default (as defined in the Agreement) occurs and is not cured within the time, if any, provided for by the Agreement, the Bank may exercise any one or more of the rights and remedies granted by the Agreement or any document contemplated thereby or given to a secured party under applicable law, including without limit the right to accelerate this Note and any other Indebtedness (as defined in the Agreement), and may set off against the principal of and interest on this Note or against any other Indebtedness (i) any amount owing by the Bank to the undersigned, (ii) any property of the undersigned at any time in the possession of the Bank or any Affiliate of the Bank and
(iii) any amount in any deposit or other account (including without limit an account evidenced by a certificate of deposit) of the undersigned with the Bank or any Affiliate of the Bank.

	The undersigned and all accommodation parties, guarantors and indorsers (i) waive presentment, demand, protest and notice of dishonor,
(ii) agree that no extension or indulgence to the undersigned or release or non-enforcement of any security, whether with or without notice, shall affect the obligations of any accommodation party, guarantor or indorser, and (iii) agree to reimburse the holder of this note for any and all costs and expenses incurred in collecting or attempting to collect any and all principal and interest under this Note (including, but not limited to, court costs and reasonable attorney fees, whether in-house or outside counsel is used and whether such costs and expenses are incurred in formal or informal collection actions, federal bankruptcy proceedings, appellate proceedings, probate proceedings, or otherwise). This Note shall be governed by and construed in accordance with the laws of the State of California.

	IN WITNESS WHEREOF, the undersigned has executed this Note as of the ___1__ day of December, 1993.




	By:  /s/ William D. Rasdal
           _____________________
             William D. Rasdal

	Its:  Chief Executive Officer

      By:  /s/ J. Scott Kamsler
           ____________________
             J. Scott Kamsler

      Its:  Chief Financial Officer